EXHIBIT 99.1


RVSI


                                For further information contact:
                                     Neal H. Sanders (603) 577-5992
                                For release:  August 26, 2003 at 4:30 p.m.

        Robotic Vision Systems, Inc. Receives Staff Determination Letter

NASHUA, NEW HAMPSHIRE -- Robotic Vision Systems, Inc. (RVSI) (NasdaqSC: ROBV) today announced that on August 25, 2003, it has received a Nasdaq Staff Determination letter stating that as RVSI's Form 10-Q for the quarter ended June 30, 2003, had not been reviewed by RVSI's independent auditors in accordance with SEC Rule 10-01(d) of Regulation S-X, such auditors having resigned as of June 30, 2003, the Staff considered that filing incomplete and therefore delinquent for purposes of Nasdaq's filing requirement, as set forth in Marketplace Rule 4310(c)(14).

     RVSI's trading symbol will be changed from ROBV to ROBVE, effective the open of business on August 27, 2003, to reflect this filing delinquency.

     On July 31, 2003, A Nasdaq Listing Qualification Panel held a hearing to consider RVSI's request for a temporary waiver from the $35.0 million market value of listed securities requirement imposed by the Marketplace Rule
4310(c)(2)(B). At that time, RVSI also addressed its plan and timeline to achieve compliance with the $1.00 closing bid price requirement imposed by Marketplace Rule 4310(c)(4). The Panel has not as yet rendered its decision. In the interim, RVSI has regained compliance with the market value of listed securities requirement.

     RVSI has advised the Listing Qualification Panel of its Board's approval of new independent auditors and its timeline to cure the filing delinquency noted in the Staff's Determination letter, and has requested a temporary waiver of Marketplace Rule 4310(c)(14) to enable it to regain compliance with such Rule.

                                   ABOUT RVSI

Robotic Vision Systems, Inc. (RVSI) (NasdaqSC: ROBV) has the most comprehensive line of machine vision systems available today. Headquartered in Nashua, New Hampshire, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and Data Matrix-based unit-level traceability. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds approximately 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.

                            FORWARD LOOKING STATEMENT

Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's most recent registration statement, annual report on Form 10-K and 10K/A, and other filings with the Securities and Exchange Commission.